Exhibit 99.1

PRESS RELEASE	CONTACT:	Investor Relations
713.849.9911

Flotek Industries, Inc. Provides Operational Update and

Expanded 2009 Second Quarter Results

•	Announces Results of Equity Private Placement and Amendment of Credit Facility

•	Announces Management Transition Plan

•	Repositions Balance Sheet and Records Goodwill Impairment Charge of $18.5 million, before tax impacts.

HOUSTON, August 13, 2009 - Flotek Industries, Inc. (NYSE: FTK) today reported expanded results for the second quarter and first six months of 2009.

Highlights comparing Q2 2009 to Q2 2008 and first six months of 2009 to 2008 include:

•	Revenue decrease 58.6% and 37.8%, respectively.

•	124.1% and 98.1% decrease in Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”, a non-GAAP financial measure), excluding the effect of the goodwill impairment

•	Loss from Operations of $7.0 million and $6.5 million, excluding the effect of the goodwill impairment

•	Net Income decreased $24.3 million and $29.5 million, respectively.

•	Diluted Earnings per Share declined $1.24 and $1.50 to $(1.01) and $(1.11), respectively

Consistent with declines in oilfield activity, total revenue for the second quarter of 2009 was $23.5 million, a decrease of 58.6%, compared to $56.8 million for the second quarter of 2008. Revenue decreased in all of our operating segments, a result of a decrease in drilling activity and modest margin pressure. Since the 2008 cyclical peak, natural gas prices and drilling activity have declined nearly 60% directly impacting demand for our products. Through the first six months of 2009, revenues decreased $39.1 million to $64.2 million.

Loss from operations for the second quarter of 2009 totaled $25.5 million, a decrease of $36.5 million from the second quarter of 2008. Excluding the effect of the goodwill impairment of $18.5 million the loss from operations is $7.0 million. Loss from operations for the first six months of 2009, excluding the effect of the goodwill impairment, was ($6.5) million compared to income from operations of $18.2 million for the 2008 period.

As a result of our interim review of goodwill and other intangible assets, we recorded a non-cash charge of $18.5 million (pre-tax) to impair goodwill in our Teledrift reporting unit, which is a part of our Drilling Products segment. The continued decline through the first six months of 2009 of broad economic indicators that were impacted beginning late in the fourth quarter of 2008 caused us to evaluate our existing business plans. Given the general economic climate, we assessed our 2009 full year forecast compared to the base year used in our prior year annual goodwill test and concluded that an impairment of goodwill was appropriate.

Flotek incurred a net loss of ($19.8) million, or ($1.01) per fully diluted share for the second quarter 2009 compared to net income of $4.5 million or $0.23 per fully diluted share for the same period in 2008. For the first six months of 2009, we incurred a net loss of ($21.8) million, or ($1.11) per fully diluted share compared to net income of $7.7 million, or $0.39 per fully diluted share for the 2008 period.

“The second quarter of 2009 was a challenging quarter for the oilfield service sector and Flotek was no exception,” commented Jerry Dumas, Flotek’s Chairman and Chief Executive Officer. “Declines in product demand accelerated in the quarter which exacerbated pricing pressure experienced in the first quarter. That said, while it is too early to call a cyclical bottom, we are beginning to see signs of stabilization in both demand and price.”

“While the second quarter was challenging for the company, Flotek has taken great strides in reducing costs as we work diligently to re-size the business for the current reality,” Dumas added. “We have dramatically reduced both headcount and associated costs to a level we believe will stabilize the company’s cash flow in the coming months.”

“While the third quarter began much as the second quarter ended, we have started to see signs of demand and pricing stabilization,” Dumas concluded. “While it is yet too early to suggest a cyclical bottom is in place, the second-half of July and early August have shown incremental signs of demand recovery and, while modest, pricing stability. Given the recent cost reductions and repositioning of the Flotek team, the company is well positioned to benefit from an oilfield market recovery.”

Chemicals and Logistics Segment

Chemicals and Logistics revenue decreased as a result of lower sales volume related to well fracturing activities and increased pricing pressures due to the recent decline in oil and gas exploration activities. Sales of our proprietary, biodegradable, chemicals declined as the number of well completions continued to decline.

Income from operations decreased due to higher raw material costs and lower revenues. We have partially mitigated the effect of our lower demand and pricing pressure through cost containment efforts.

With product pricing pressures leveling off in North America and anticipated improvement in international sales, we anticipate modest improvement in revenue growth and margins for Chemicals and Logistics in the third and fourth quarters of 2009.

“The second quarter was challenging for our chemicals and logistics segment as North American drilling and completion activity continued to slow,” said Steve Reeves, Flotek’s Executive Vice President and Chief Operating Officer. “While still subdued, the second-half of July did show signs of a modest recovery in inquiries and sales, boosted by Canadian growth and the beginning of new international opportunities.”

Drilling Products Segment

Drilling Products revenue decreased as a result of lower drilling activities in North America related to both oil and gas and competitive pricing pressures, partially offset by revenue from Teledrift. We have partially offset the effect of this revenue decline by maintaining our proportional share of the remaining business activity and through growth in new areas, particularly the Northeastern United States.

“The decline in Drilling Products revenues and income are a direct result of a continued decline in drilling activity,” added Reeves. “Like our chemical segment, we do see some signs of modest improvement in North America, although such growth is not universal and will likely be slow and inconsistent as the cyclical bottom is established. We do expect international sales to gradually improve in our Teledrift product line through the balance of the year.”

“In addition, the continued relative growth of horizontal and directional drilling should create leverage for our Drilling Products segment as the cycle improves. Flotek is well positioned to capitalize on the long-term growth trend in unconventional natural gas exploration and development,” added Reeves.

In addition to weakness in oil and natural gas drilling, Flotek has seen a modest downturn in its mining products business, where the company sells equipment to domestic and international metals companies. “Weak metals prices impacted our mining business beginning in late 2008,” said Reeves, adding there are also signs of stability in this business. “While small compared to oil and gas operations, Flotek’s mining business should improve as copper prices show signs of rebounding.”

Artificial Lift Segment

Artificial Lift revenue remained consistent on a year-to-date basis but declined sequentially. For the three month period, revenue decreased due to a decline in coal bed methane development activity due both to lower gas prices and environmental regulations.

Income from operations decreased in the quarterly period mainly due to the revenue decrease and pricing pressure from our customer base. For the six month period, income from operations increased due to market share growth in the first quarter of the year offset by decreased demand in the second quarter.

In Artificial Lift, we expect that a slight improvement in natural gas prices should lead to an increase in coal bed methane drilling, which in turn, we expect will improve revenue generation late in the third quarter through the remainder of the year.

Financial Update, Balance Sheet Review and Description of Preferred Equity Offering

Our ongoing capital requirements arise primarily from our need to service our debt, to acquire and maintain equipment, to fund our working capital requirements and to complete acquisitions. We have funded our capital requirements with operating cash flows and debt borrowings. We had cash and cash equivalents of $2.7 million at June 30, 2009 compared to $0.2 million at December 31, 2008. In the six months ended June 30, 2009, we generated $3.7 million in cash from operating activities. Net loss for the six months ended June 30, 2009 was $21.8 million. Non-cash additions to net loss during the six months ended June 30, 2009 consisted primarily of the $18.5 million of goodwill impairment, $7.0 million of depreciation and amortization, $0.7 million of compensation expense related to options and restricted stock awards as required under FAS No. 123R and $2.3 million related to the accretion of the debt discount related to our Convertible Notes. During the six months ended June 30, 2009, working capital increased operating cash flow by $0.8 million due mainly to collection of accounts receivable and inventory reductions partially offset by payments of accounts payable and accrued liabilities. We continue to focus on our collections efforts which continued to improve in the second quarter, notwithstanding difficult market conditions.

Capital expenditures for the six months ended June 30, 2009 totaled approximately $4.9 million. The most significant expenditures related to the expansion of our Teledrift MWD tools, CAVO mud motor fleet and the addition of rental tools to expand our rental tool base. We also recognized approximately $1.5 million of proceeds related to the sale of assets that were mainly lost-in-hole by our rental customers during normal drilling activities.

As of June 30, 2009, we had $14.2 million outstanding under the revolving line of credit of the New Senior Credit Facility and $2.7 million of cash on the balance sheet. Total availability under the revolving line of credit as of June 30, 2009 was approximately $0.1 million. Bank borrowings are subject to certain covenants and a material adverse change subjective acceleration clause. As of June 30, 2009 we were not in compliance with all covenants and accordingly requested and received waivers from our lenders for the non-compliance in the form of an amendment to our New Credit Agreement (the “Third Amendment”). In addition, our review of the company’s current short- and mid-term liquidity requirements indicated that additional capital was required to position the company to achieve its longer term strategic goals. Subsequent to the end of the second quarter, we entered into a transaction to sell shares of our Preferred Stock and warrants to certain investors in a private placement offering for approximately $15 million, net of fees.

The Third Amendment changes the calculation of availability under our revolving line of credit, sets a minimum liquidity maintenance amount, amends the annual Excess Cash Flow Recapture, waives the Mandatory Prepayment Requirement related to certain equity transactions, reduces the aggregate minimum threshold to trigger prepayment on an asset sale, increases interest charges related to margin rates and commitment fees, amends financial covenants related to Maximum Total Funded Debt to EBITDA, Minimum Fixed Charge Coverage Ratio and

Minimum Net Worth, increases allowable capital expenditures for 2009, reduces additional indebtedness, changes certain reporting requirements and limits or restricts the company’s ability to acquire new business, sell assets, enter into operating leases, accelerate payments of subordinated debt or pay cash dividends.

In conjunction with the Third Amendment we entered into a private placement transaction (the “Offering”) to sell up to 16,000 shares of our Preferred Stock, along with warrants (some of which are contingent on shareholder approval) enabling the holder to purchase additional shares of our Common Stock, for proceeds of $15 million net of expenses. Each Unit is comprised of (i) one share of cumulative redeemable convertible preferred stock, (ii) warrants to purchase up to 155 shares of Flotek’s common stock at an exercise price of $2.31 per share and (iii) contingent warrants to purchase up to 500 shares of Flotek’s Common Stock at an exercise price of $2.45 per share. Dividends on the preferred stock are payable quarterly in cash or, at Flotek’s option after obtaining shareholder approval, in shares of Flotek common stock based on the volume weighted average price of such shares for the ten trading days prior to the date the dividend is paid. Dividends will accrue at the rate of 15% of the liquidation preference per annum, and will be cumulative from the date on which the preferred stock is issued. The dividend rate will increase to 17.5% if Flotek has not obtained shareholder approval of (1) the contingent warrants described below, (2) the payment of dividends on the preferred stock in shares of common stock, and (3) an amendment to the Company’s certificate of incorporation increasing the shares of authorized common stock (“Shareholder Approval”) within 120 days following the closing of the private placement, will increase further to 20% if Shareholder Approval is not obtained within 240 days, and will revert to 15% upon any subsequent obtaining of such Shareholder Approval. Dividends will accumulate if not paid quarterly.

Each share of Preferred Stock will be convertible into 434.782 shares of our Common Stock, for an effective conversion price of $2.30 per share. At our option, we can automatically convert the Preferred Stock into Common Stock if the closing price of our Common Stock is equal to or greater than 150% of the then current conversion price for any 15 trading days during any 30 consecutive trading day period. If the preferred stock automatically converts and Flotek has not previously paid holders amounts equal to at least 8 quarterly dividends on the preferred stock, Flotek will also pay to the holders, in connection with any automatic conversion, and amount, in cash or shares of common stock (based on the market value of the common stock), equal to 8 quarterly dividends less any dividends previously paid to holders of the preferred stock.

The Company used a portion of the proceeds from the Offering to repay amounts outstanding under its revolving line of credit, and will use the balance of the proceeds for general corporate purposes, including for working capital needs and to satisfy future scheduled debt payments.

Our principal source of liquidity, other than cash flows from operations, is our revolving line of credit under our New Senior Credit Facility. The borrowing base under our revolving line of credit is based on our accounts receivable and inventory. As a result of the current decline in oil and gas drilling activity, our revenues and inventory are decreasing which will likely reduce our borrowing capacity under our revolving line of credit. We are working to lower our working capital needs and have focused on cash collections of our accounts receivable balances and reduction of inventory. We expect that cash and cash equivalents and cash flows from operations will generate sufficient cash flows to fund our cash requirements.

Management Transition

On August 11, 2009 Flotek announced that Jerry Dumas, Chairman, President and Chief Executive Officer has chosen to retire from the helm of Flotek and will begin his transition effective immediately.

John Chisholm, currently a director of Flotek, has been appointed to serve as interim President while the company conducts the search for a new CEO. Chisholm has been involved in the oilfield services industry for over three decades and is the founder of Welllogix, Inc., an international drilling consulting and services firm.

“John brings a wealth of knowledge, experience and energy to the Flotek table as the company searches for my successor,” said Dumas. “As I transition toward retirement I look forward to doing everything possible to assist John and the Board with the transition and continue to work to make Flotek a success.”

Dumas added, “While the company faces the challenges inherent in the cyclical oilfield business, I am confident of its success. The strength of Flotek is in the people that have helped build this company over the past decade and those that will lead it in the future. I wish all of them the very best.”

John Chisholm, interim president, added, “We thank Jerry for his decade-plus of service and his work in building Flotek into a recognized leader in drilling and completion chemistry, down-hole technology and artificial lift. We wish him the best in retirement and his future endeavors.”

Under the terms of Dumas’ retirement, he will remain Chief Executive Officer until December 31, 2009 or until a successor is named and serve the balance of his term as Chairman which ends with the 2010 Annual Meeting of Shareholders.

Conference Call

Flotek will hold a conference call on August 13, 2009, at which time it will provide further details on the Company’s second quarter results and operations.

Second Quarter Conference Call

Date & Time:	August 13, 2009 8:30 AM EST
Dial-In Number:	800-860-2442 (US & Canada)
412-858-4600 (International)
Passcode: Flotek
Call will be broadcast live at www.flotekind.com

Flotek manufactures and markets innovative specialty chemicals, down-hole drilling and production equipment, and manages automated bulk material handling, loading and blending facilities. It serves major and independent companies in the domestic and international oilfield service industry. For additional information, please visit Flotek’s web site at www.flotekind.com.

Forward-Looking Statements:

Certain statements set forth in this Press Release constitute forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) regarding Flotek Industries, Inc.’s business, financial condition, results of operations and prospects. Words such as expects, anticipates, intends, plans, believes, seeks, estimates and similar expressions or variations of such words are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements in this Press Release.

Although forward-looking statements in this Press Release reflect the good faith judgment of management, such statements can only be based on facts and factors currently known to management. Consequently, forward-looking statements are inherently subject to risks and uncertainties, and actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Factors that could cause or contribute to such differences in results and outcomes include, but are not limited to, demand for oil and natural gas drilling services in the areas and markets in which the Company operates, competition, obsolescence of products and services, the Company’s ability to obtain financing to consummate proposed acquisitions and to support its operations, environmental and other casualty risks, and the impact of government regulation. Further information about the risks and uncertainties that may impact the Company are set forth in the Company’s most recent filings on Form 10-K (including without limitation in the “Risk Factors” Section) and Form 10-Q, and in the Company’s other SEC filings and publicly available documents. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this Press Release. The Company undertakes no obligation to revise or update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this Press Release.

Results of Operations

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
	(in millions, except per share data)
Revenue	$23.5	$56.8	$64.2	$103.3
Cost of revenue (1)	19.8	32.0	48.0	59.7
Expenses:
Impairment of Goodwill	18.5	—	18.5	—
Selling, general and administrative	9.0	11.6	19.4	21.9
Depreciation and amortization	1.3	1.7	2.5	2.6
Research and development	0.4	0.5	0.8	0.9

Total expenses	29.2	13.8	41.2	25.4

Income (loss) from operations	(25.5)	11.0	(25.0)	18.2
Income (loss) from operations %	(108.5)%	19.4%	(38.9)%	17.6%
Other income (expense):
Interest expense (2)	(3.8)	(3.8)	(7.5)	(5.8)
Investment income and other	(0.1)	—	(0.2)	—

Total other income (expense)	(3.9)	(3.8)	(7.7)	(5.8)
Income (loss) before income taxes	(29.4)	7.2	(32.7)	12.4
Benefit (provision) for income taxes (3)	9.6	(2.7)	10.9	(4.7)

Net income (loss)	$(19.8)	$4.5	$(21.8)	$7.7

Basic Earnings Per Share	$(1.01)	$0.23	$(1.11)	$0.40

Diluted Earnings Per Share	$(1.01)	$0.23	$(1.11)	$0.39

(1)	Includes Depreciation directly related to production of Revenue of $2.3 million and $1.8 million for the three months ended June 30, 2009 and 2008, respectively, and $4.5 million and $3.3 million for the six months ended June 30, 2009 and 2008, respectively.
(2)	Includes Interest expense related to the application of FSP 14-1 of $1.1 million and $1.0 million for the three months ended June 30, 2009 and 2008, respectively, and $2.3 million and $1.4 million for the six months ended June 30, 2009 and 2008, respectively.
(3)	Includes Income tax benefit related to the application of FSP 14-1 of $0.4 million for the three months ended June 30, 2008, and $0.7 million and $0.5 million for the six months ended June 30, 2009 and 2008, respectively.

Non-GAAP Reconciliation:

Income (loss) from operations	$(25.5)	$11.0	$(25.0)	$18.2
Impairment of Goodwill	18.5	—	18.5	—

Adjusted income (loss) from operations	(7.0)	11.0	(6.5)	18.2
Adjusted income (loss) from operations %	(29.8)%	19.4%	(10.1)%	17.6%
Total other income (expense)	(3.9)	(3.8)	(7.7)	(5.8)
Benefit (provision) for income taxes (4)	3.4	(2.7)	4.7	(4.7)

Adjusted net income (loss)	$(7.5)	$4.5	$(9.5)	$7.7

Adjusted Basic Earnings Per Share	$(0.38)	$0.23	$(0.49)	$0.40

Adjusted Diluted Earnings Per Share	$(0.38)	$0.23	$(0.49)	$0.39

(4)	Excludes the tax benefit of $6.2 million related to the impairment for the three and six months ended June 30, 2009.

EBITDA Reconciliation:

This press release contains references to EBITDA, a non-GAAP financial measure that we define as net income (the most directly comparable GAAP financial measure) before interest, taxes, depreciation and amortization. EBITDA, as used and defined in this press release, may not be comparable to similarly titled measures employed by other companies and is not a measure of performance calculated in accordance with GAAP. EBITDA should not be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP.

Reconciliations of this financial measure to net income, the most directly comparable GAAP financial measure, are provided in the table below (in millions, unaudited):

	For the Three Months Ended June 30		For the Six Months Ended June 30,
	2009	2008	2009	2008
Net income (loss)	$(19.8)	$4.5	$(21.8)	$7.7
Interest expense	3.8	3.8	7.5	5.8
Income taxes (benefit)	(9.6)	2.7	(10.9)	4.7
Depreciation and amortization	3.6	3.5	7.0	5.9

EBITDA	(22.0)	14.5	(18.2)	24.1
Impairment of goodwill	18.5	—	18.5	—

Adjusted EBITDA	$(3.5)	$14.5	$0.3	$24.1